UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016

JAGGED PEAK, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31715	91-2007478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7650 Courtney Campbell Causeway, Suite 1200 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (813) 637-6900

3000 Bayport Drive, Suite 250, Tampa FL 33607
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On March 4, 2016, Jagged Peak, Inc. (the “Company”), and Singapore Post Limited (“SingPost”) announced that on March 4, 2016 they completed the previously announced merger (the “Merger”) of the Company and SP JP Acquisition Corp. (“Sub”), a newly formed Nevada corporation which was indirectly majority-owned by SingPost and with the remaining ownership held by Paul and Primrose Demirdjian, pursuant to the Agreement and Plan of Merger, dated October 9, 2015 (the “Merger Agreement”). As a result of the Merger, the Company has become a majority owned subsidiary of SingPost, with the remaining ownership held by Paul and Primrose Demirdjian, and each share of the Company’s common stock outstanding at the effective time of the Merger on March 4, 2016 (other than shares owned by the Company, SingPost and Sub) was converted into the right to receive $1.00.

Pacific Stock Transfer Company, acting as the paying agent for the merger consideration, will mail to the Company’s stockholders of record a letter of transmittal and instructions for receiving payment of the merger consideration.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The special meeting of the shareholders of the Company was held on March 2, 2016.

The proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 9, 2015, by and among Jagged Peak, Inc., SP Jagged Peak LLC, and SP JP Acquisition Corp., a new Nevada corporation owned by SPJP and Paul and Primrose Demirdjian, received the following votes and was approved:

For	Against	Abstain	Broker Non-Votes
14,473,998	21,317	0	0

The proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger received the following votes and was approved:

For	Against	Abstain	Broker Non-Votes
14,074,325	32,127	388,863	0

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated March 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JAGGED PEAK, INC.

By:	/s/ Albert Narvades
Name:	Albert Narvades
Title:	Chief Financial Officer

Date: March 4, 2016

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